CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium-Term Notes, Series A	$2,000,000	$111.60

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated June 25, 2009 (To the Prospectus dated February 10, 2009, and the Prospectus Supplement dated February 10, 2009)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-145845

Knock-Out Buffered Super Track Notes due June 29, 2010 Medium-Term Notes, Series A, No. E-3383-84

Terms used in this pricing supplement are described or defined in the prospectus supplement. The Knock-Out Buffered Super Track Notes (the “Notes”) offered will have the terms described in the prospectus supplement and the prospectus, as supplemented by this pricing supplement. THE NOTES DO NOT GUARANTEE ANY RETURN OF PRINCIPAL AT MATURITY.

Each Reference Asset below is in the form of a linked share and represents a separate Note offering. The purchaser of a Note will acquire a senior unsecured debt security linked to the performance of a single linked share (not a basket or index of linked shares). The following terms relate to each separate Note offering:

•	Issuer: Barclays Bank PLC (Rated AA-/Aa3‡)

•	Issue Date: June 30, 2009‡‡

•	Initial Valuation Date: June 25, 2009‡‡

•	Final Valuation Date: June 24, 2010‡‡‡

•	Maturity Date: June 29, 2010‡‡‡

•	Denominations: Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

•	Initial Price: The closing price of the Reference Asset on the Initial Valuation Date as set forth in the table below

•	Final Price: The closing price of the Reference Asset on the Final Valuation Date

•	Payment at Maturity: For each Note offering, if you hold your Notes to maturity, you will receive a cash payment determined as follows:

If the closing price of the linked share is above the knock-out barrier on any day between the initial valuation date and the final valuation date, inclusive, you will receive at maturity a cash payment equal to (a) the principal amount of your Notes plus (b) the principal amount multiplied by the knock-out rebate.

If the closing price of the linked share is at or below the knock-out barrier at all times between the initial valuation date and the final valuation date, inclusive, and:

•

if the final price is greater than the initial price, you will receive a cash payment that provides you with a return per $1,000 principal amount Note equal to the Reference Asset Return. Accordingly, if the Reference Asset Return is positive and does not exceed 40%, your payment per $1,000 principal amount Note will be calculated as follows:

$1,000 + [$1,000 x (Reference Asset Return)]

•	if the Reference Asset Return is less than or equal to 0% and equal to or greater than the negative buffer percentage, you will receive the principal amount of your Notes; and

•

if the Reference Asset Return is less than the negative buffer percentage, you will receive, at our election, either (1) the number of whole shares that, when multiplied by the final price, is equal to the cash amount described in (2) below (the “Physical Delivery Amount”) (plus any fractional shares to be paid in cash in an amount equal to the fractional shares multiplied by the final price), or (2) a cash payment equal to (a) the principal amount of your Notes plus (b) the principal amount multiplied by the sum of (i) the Reference Asset Return and (ii) the buffer percentage. Accordingly, your payment per $1,000 principal amount Note will be calculated as follows:

$1,000 + [$1,000 x (Reference Asset Return + Buffer Percentage)]

If the knock-out barrier has not been breached and the linked share declines by more than the buffer percentage, you will lose 1% of the principal amount of your Notes for every 1% that the Reference Asset Return falls below the negative buffer percentage. You may lose up to the Protection Percentage of your initial investment. *

*	Assuming the physical delivery option is not elected.

For more information relating to the Physical Delivery Amount, see “Selected Purchase Considerations—Physical Delivery Amount” below.

•	Reference Asset Return: For each Note offering, the performance of the Reference Asset from the Initial Valuation Date to the Final Valuation Date, calculated as follows:

Final Price – Initial Price

Initial Price

•	Calculation Agent: Barclays Bank PLC

•	Business Day: New York

The terms of each Note are as follows:

Note Issuance #	Reference Asset (each a “linked share”)	Initial Price	Ticker Symbol	Principal Amount	Knock-out Barrier	Knock-out Rebate	Buffer Percentage	Protection Percentage	CUSIP/ISIN
E-3383	General Electric Company	11.86	GE	$1,000,000	16.60, initial price multiplied by 140%	10.00%	20%	80%	06739JJF1/ US06739JJF12
E-3384	Chesapeake Energy Corporation	19.61	CHK	$1,000,000	27.45, initial price multiplied by 140%	14.00%	20%	80%	06739JJH7/ US06739JJH77

‡	The Notes are expected to carry the same rating as the Medium-Term Notes Program, Series A, which is rated AA- by Standard & Poor's, a division of the McGraw-Hill Companies, Inc, and will be rated Aa3 by Moody’s Investor Services, Inc. The rating is subject to downward revision, suspension or withdrawal at any time by the assigning rating organization. The rating (1) does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Notes are linked), and (2) is not a recommendation to buy, sell or hold securities.
‡‡	Expected. In the event that we make any change to the expected Initial Valuation Date and the Issue Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of each such Note remains the same.
‡‡‡	Subject to postponement in the event of a market disruption as described under “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Note Issuance #	Reference Asset	Price to Public		Agent’s Commission**		Proceeds to Barclays Bank PLC
		Per Note	Total	Per Note	Total	Per Note	Total
E-3383	General Electric Company	100%	$1,000,000	2.00%	$20,000	98.00%	$980,000
E-3384	Chesapeake Energy Corporation	100%	$1,000,000	2.00%	$20,000	98.00%	$980,000

**	Barclays Capital Inc. will receive commissions from the Issuer equal to 2.00% of the principal amount of the notes, or $20.00 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

GENERAL TERMS FOR EACH NOTES OFFERING

This pricing supplement relates to separate Note offerings, each linked to a different Reference Asset (each, a “Linked Share”). The purchaser of a Note will acquire a security linked to a single Linked Share (not to a basket or index of linked shares) identified on the cover page. You may purchase any one of the Notes being offered or, at your election, more than one. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although each Note offering relates only to the individual Linked Share identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to any of those linked shares or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus and the prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. The prospectus and the prospectus supplement may be accessed on the SEC website at www.sec.gov as follows:

Prospectus dated February  10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023285/dposasr.htm

Prospectus Supplement dated February 10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023309/d424b3.htm

PROGRAM CREDIT RATING

The Notes are issued under the Medium-Term Notes Program, Series A (the “Program”). The Notes are expected to carry the rating of the Program, which is rated AA- by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc. (“S&P”), and will be rated Aa3 by Moody’s Investor Services, Inc. (“Moody’s”). An AA- rating from S&P generally indicates that the issuer’s capacity to meet its financial commitment on the obligations arising from the Program is very strong. An Aa3 rating by Moody’s indicates that the Program is currently judged by Moody’s to be an obligation of high quality and is subject to very low credit risk. The credit rating is a statement of opinion and not a statement of fact and is subject to downward revisions, suspension or withdrawal at any time by the assigning rating agency. The rating (1) does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Notes are linked) and (2) is not a recommendation to buy, sell or hold securities.

PS–3

SELECT RISK CONSIDERATIONS

We urge you to read the section “Risk Factors” beginning on page S-5 of the prospectus supplement as the following highlights some, but not all, of the risk considerations relevant to investing in the Notes. In particular we urge you to read the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”; and

•	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level”.

•

Barclays Wealth, the wealth management division of Barclays Capital Inc., may sell the Notes to certain of its customers and may receive compensation from Barclays Bank PLC in this capacity, which may create a potential conflict of interest. Barclays Wealth is not acting as your agent or investment adviser, and is not representing you in any capacity in connection with your purchase of the Notes—Barclays Wealth, the wealth management division of Barclays Capital Inc., may arrange for the sale of the Notes to certain of its clients. In doing so, Barclays Wealth will be acting as agent for Barclays Bank PLC and may receive compensation from Barclays Bank PLC in the form of discounts and commissions. The role of Barclays Wealth as a provider of certain services to such customers and as agent for Barclays Bank PLC in connection with the distribution of the Notes to investors may create a potential conflict of interest, which may be adverse to such clients. Barclays Wealth is not acting as your agent or investment adviser, and is not representing you in any capacity with respect to any purchase of Notes by you. Barclays Wealth is acting solely as agent for Barclays Bank PLC. If you are considering whether to invest in the Notes through Barclays Wealth, we strongly urge you to seek independent financial and investment advice to assess the merits of such investment.

•

Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal. The return on the Notes at maturity is linked to the performance of the linked share and will depend on whether, and the extent to which, the reference asset return is positive or negative. Your investment will be fully exposed to any decline in the final price beyond the buffer percentage as compared to the initial price of the linked share if the knock-out barrier is never breached during the term of the Notes. You will lose up to the protection percentage of your initial investment if the linked share declines by more than the buffer percentage from the initial price to the final price.

•

Your Maximum Gain on the Notes Is Limited to the Maximum Return—If the final price is greater than 140% of the initial price or if the knock-out barrier is otherwise breached during the term of the Notes, for each $1,000 principal amount Note, you will receive at maturity the knock-out rebate instead of the positive return of the linked share because the knock-out barrier is breached. Thus your return on the Notes will never exceed 40%.

•

Physical Settlement May Expose Your Payment at Maturity to Market Risks—Because the payment at maturity will ordinarily be determined prior to the maturity date, if the Notes are settled with shares of the linked share at maturity, the effect to holders will be as if the Notes matured prior to the maturity date. Thus, the value of the linked share and any other equity securities and cash that you receive at maturity may, as a result of fluctuations in the value of these securities during the period between the final valuation date and the maturity date, be more or less than the amount you would have received had the Notes not been physically settled. Consequently, it is possible that the aggregate value of the securities and cash that you receive at maturity may be less than the amount you would have received had there not been physical settlement.

•

No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the linked shares would have.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the Payment at Maturity described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

PS–4

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the price of the linked share on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the linked share;

•	the time to maturity of the Notes;

•	the dividend rate underlying the linked share;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•

Taxes—The federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity and whether all or part of the gain you may recognize upon sale or maturity of an instrument such as the Notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

SELECTED PURCHASE CONSIDERATIONS

•

Market Disruption Events and Adjustments—The final valuation date, the maturity date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset”; and

•

For a description of further adjustments that may affect the reference asset, see “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset—Antidilution Adjustments”.

•

Appreciation Potential—The Notes provide the opportunity to enhance returns, to the extent the knock-out barrier is not breached during the term of the Notes, by the positive reference asset return or by the knock-out rebate if the knock-out barrier was breached during the term of the Notes. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•	Limited Protection Against Loss—Payment at maturity of the principal amount of the Notes is protected against a decline in the reference asset return of up to the buffer percentage.

•

Physical Delivery Amount—If the reference asset declines by more than the buffer percentage as of the final valuation date, you may receive on the maturity date, at our election, instead of the full principal amount of your Notes, either (1) the Physical Delivery Amount representing the number of whole shares that, when multiplied by the final price, is equal to the cash amount described in (2) (plus any fractional shares to be paid in cash in an amount equal to the fractional shares multiplied by the final price), or (2) a cash amount equal to (a) the principal amount of your Notes plus (b) the principal amount multiplied by the sum of (i) the reference asset return and (ii) the buffer percentage. If you receive shares of the linked share in lieu of the principal amount of your Notes at maturity, the value of your investment will approximately equal the market value of the shares of the linked share you receive, which could be substantially less than the value of your original investment. If we elect to deliver shares on the maturity date instead of the cash amount, the number of shares will be determined by the Calculation Agent by dividing the cash amount that would otherwise be payable on the maturity date by the final price of the linked share (with appropriate rounding and any fractional shares to be paid in cash in an amount equal

PS–5

to the fractional shares multiplied by the final price). The Physical Delivery Amount, the initial price of the linked share and other amounts may change due to stock splits or other corporate actions. See “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

•

Certain U.S. Federal Income Tax Considerations—Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under ‘‘Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid executory contract with respect to the linked share that is subject to tax as described herein. This characterization relies, in part, on our understanding that the Notes will be marketed primarily to persons treated as cash-basis taxpayers for U.S. federal income tax purposes. If your Notes are treated as a pre-paid executory contract with respect to the linked share, you should generally recognize capital gain or loss upon the sale or cash-settlement upon maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes.

If you receive the Physical Delivery Amount upon the maturity of your Notes, the tax consequences to you are not clear. We think it is reasonable to treat the receipt of shares as a taxable settlement of the Notes followed by a purchase of the shares, but it would also be possible to characterize the receipt of shares upon maturity of the Notes as a tax-free purchase of the shares pursuant to the original terms of the Notes. If the receipt of the Physical Delivery Amount is treated as a taxable purchase of shares, you should (i) recognize capital gain or loss in an amount equal to the difference between the fair market value of the shares you receive at such time plus the cash received in lieu of a fractional share, if any, and the amount you paid for your Notes, and (ii) take a basis in such shares in an amount equal to their fair market value at such time. Your holding period in any shares you receive through such a taxable purchase would be measured from the day you receive the Physical Delivery Amount.

Because the term of your Notes is not expected to exceed one year unless a market disruption event occurs, any gain or loss you recognize upon the sale or maturity of your Notes would likely be short-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this pricing supplement is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect.

It is also possible that the Internal Revenue Service could seek to characterize your Notes under current law in a manner that results in tax consequences that are different from those described above. The tax consequences to you are particularly uncertain if the closing price of the linked share is above the knock-out barrier on any day after the initial valuation date and prior to the final valuation date (a “Barrier Breach”). For example, if a Barrier Breach occurs, the Internal Revenue Service could assert that you should be treated as if you exchanged your executory contract with respect to the linked share for a zero-coupon debt instrument. If you are so treated, you may be required to recognize gain or loss at such time and you may further be required to treat the amount received that is attributable to the knock-out rebate as ordinary income upon the sale or maturity of your Notes. Because the term of your Notes is not expected to exceed one year unless a market disruption event occurs, if you are so treated, you would likely be deemed to receive a short-term debt instrument in exchange for your executory contract. Although in general, an individual or other cash-basis holder of a short-term debt instrument is not required to accrue original issue discount with respect to a short-term debt obligation, certain taxpayers, such as accrual-basis holders and cash-basis holders who so elect, are required to make current accruals with respect to short-term debt instruments. Please see the section titled “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Short-Term Obligations” in the accompanying prospectus supplement for a further discussion of the tax consequences of holding a short-term debt

PS–6

instrument. Moreover, even if a deemed exchange is not deemed to occur following a Barrier Breach, you may still be required to recognize all or a portion of the amount of the knock-out rebate at the time of the Barrier Breach or over the remaining term of the Notes, and any amount attributable to the knock-out rebate may be treated as ordinary income. If you purchase the Notes after a Barrier Breach, the risk of a recharacterization of the Notes as a short-term debt instrument and a tax treatment different than that described above is heightened and you are strongly urged to consult your tax advisor. Finally, it is also possible that the Internal Revenue Service could assert that holders who receive the Physical Delivery Amount upon maturity of the Notes should be required to defer any gain or loss until a subsequent realization event (such as a sale or exchange) occurs with respect to shares received in respect of the Physical Delivery Amount.

Because of the possibility that the payment at maturity could be temporarily deferred upon the occurrence of a market disruption event, it is also possible that the Internal Revenue Service could assert that your Notes should be treated as long-term debt. Were the Internal Revenue Service to successfully assert that your Notes should be characterized as long-term debt, they would be treated as a contingent payment debt instrument. The rules governing the taxation of contingent payment debt instruments are discussed in the accompanying prospectus supplement under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments”.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this pricing supplement.

LINKED SHARE ISSUER AND LINKED SHARE INFORMATION

We urge you to read the following sections in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information”. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act by a company issuing a linked share can be located by reference to the relevant linked share SEC file number specified below.

The summary information below regarding the companies issuing the linked shares comes from the issuers’ respective SEC filings and has not been independently verified by us. We do not make any representations as to the accuracy or completeness of such information or of any filings made by the issuers of the linked shares with the SEC. You are urged to refer to the SEC filings made by the relevant issuer and to other publicly available information (such as the issuer’s annual report) to obtain an understanding of the issuer’s business and financial prospects. The summary information contained below is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular issuer.

General Electric Company

According to publicly available information, General Electric Company (the “Company”) is one of the largest and most diversified technology, media, and financial services corporations in the world. With products and services ranging from aircraft engines, power generation, water processing, and security technology to medical imaging, business and consumer financing, media content and industrial products, the Company serves customers in more than 100 countries and employs more than 300,000 people worldwide.

The Company’s operating segments include Infrastructure, Commercial Finance, GE Money, Healthcare, NBC Universal and Industrial.

The Company’s executive offices are located at 3135 Easton Turnpike, Fairfield, CT 06828-0001.

General Electric Company’s SEC file number is: 001-00035.

PS–7

Historical Performance of the General Electric Company

The following graph sets forth the historical performance of the General Electric Company based on the daily closing share price from January 2, 2001 through June 25, 2009. The closing share price of the General Electric Company on June 25, 2009 was $11.86.

We obtained the daily closing prices per share below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical closing prices per share of the General Electric Company should not be taken as an indication of future performance, and no assurance can be given as to the final price on the final valuation date. We cannot give you assurance that the performance of the General Electric Company will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Chesapeake Energy Corporation

According to publicly available information, Chesapeake Energy Corporation (the “Company”) is the third largest independent producer of natural gas in the United States, and the Company owns interests in approximately 38,500 producing oil and natural gas wells that are currently producing approximately 2.2 billion cubic feet equivalent, or bcfe, per day, 92% of which is natural gas. The Company is focused on discovering, acquiring and developing conventional and unconventional natural gas reserves onshore in the U.S., east of the Rocky Mountains. The Company’s most important operating area has historically been the Mid-Continent region of Oklahoma, Arkansas, southwestern Kansas and the Texas Panhandle. At December 31, 2007, 47% of its estimated proved oil and natural gas reserves were located in the Mid-Continent region. During the past five years, the Company has also built significant positions in various conventional and unconventional plays in the Fort Worth Basin in north-central Texas; the Appalachian Basin, principally in West Virginia, eastern Kentucky, eastern Ohio, Pennsylvania and southern New York; the Permian and Delaware Basins of West Texas and eastern New Mexico; the Ark-La-Tex area of East Texas and northern Louisiana; and the South Texas and Texas Gulf Coast regions.

The linked share’s SEC file number is 1-13726.

PS–8

Historical Performance of the Chesapeake Energy Corporation

The following graph sets forth the historical performance of the Chesapeake Energy Corporation based on the daily closing share price from January 2, 2001 through June 25, 2009. The closing share price of the Chesapeake Energy Corporation on June 25, 2009 was $19.61.

We obtained the daily closing prices below per share from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical closing prices per share of the Chesapeake Energy Corporation should not be taken as an indication of future performance, and no assurance can be given as to the final price on the final valuation date. We cannot give you assurance that the performance of the Chesapeake Energy Corporation will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Table of Returns on the Notes at Maturity and Hypothetical Examples for Each Note Offering

The following tables below illustrate the hypothetical total return at maturity on the specified Notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, which results from comparing the payment at maturity per $1,000 principal amount to $1,000. Each table for a specified Note has been prepared on the basis of the assumptions that are set forth below for each note.

All hypothetical total returns are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following tables and examples have been rounded for ease of analysis.

The initial prices and the final prices of the linked shares and the associated Reference Asset Returns have been chosen arbitrarily for the purpose of these examples and should not be taken as indicative of the future performance of each such linked share. Some amounts are rounded and actual returns may be different.

PS–9

General Electric Company

Assumptions

•	Investor purchases $1,000 principal amount of Notes on the Issue Date at the Price to the Public indicated on the cover of this pricing supplement and holds the Notes to maturity.

•	No market disruption events, reorganization events or events of default occur during the term of the Notes.

Initial Price: $11.86

Buffered Percentage: 20%

Knock-out Barrier: $16.60 (Initial Price x 140%)

Knock-out Rebate: 10.00%

Table of Returns of the Notes at Maturity

Final Price of the Linked Share	Reference Asset Return	Total Payment at Maturity		Total Return on Notes
		Closing Price Ever Above Knock Out Barrier	Closing Price Always At or Below Knock-Out Barrier	Closing Price Ever Above Knock-Out Barrier	Closing Price Always At or Below Knock-Out Barrier
$23.72	100.00%	$1,100.00	N/A	10.00%	N/A
$22.53	90.00%	$1,100.00	N/A	10.00%	N/A
$21.35	80.00%	$1,100.00	N/A	10.00%	N/A
$20.16	70.00%	$1,100.00	N/A	10.00%	N/A
$18.98	60.00%	$1,100.00	N/A	10.00%	N/A
$17.79	50.00%	$1,100.00	N/A	10.00%	N/A
$16.60	40.00%	$1,100.00	$1,400.00	10.00%	40.00%
$16.01	35.00%	$1,100.00	$1,350.00	10.00%	35.00%
$14.23	20.00%	$1,100.00	$1,200.00	10.00%	20.00%
$13.05	10.00%	$1,100.00	$1,100.00	10.00%	10.00%
$12.45	5.00%	$1,100.00	$1,050.00	10.00%	5.00%
$11.86	0.00%	$1,100.00	$1,000.00	10.00%	0.00%
$11.27	-5.00%	$1,100.00	$1,000.00	10.00%	0.00%
$10.67	-10.00%	$1,100.00	$1,000.00	10.00%	0.00%
$10.08	-15.00%	$1,100.00	$1,000.00	10.00%	0.00%
$9.49	-20.00%	$1,100.00	$1,000.00	10.00%	0.00%
$8.30	-30.00%	$1,100.00	$900.00	10.00%	-10.00%
$7.12	-40.00%	$1,100.00	$800.00	10.00%	-20.00%
$5.93	-50.00%	$1,100.00	$700.00	10.00%	-30.00%
$4.74	-60.00%	$1,100.00	$600.00	10.00%	-40.00%
$3.56	-70.00%	$1,100.00	$500.00	10.00%	-50.00%
$2.37	-80.00%	$1,100.00	$400.00	10.00%	-60.00%
$1.19	-90.00%	$1,100.00	$300.00	10.00%	-70.00%
$0.00	-100.00%	$1,100.00	$200.00	10.00%	-80.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The closing price of the linked share never breached the knock-out barrier during the term of the Notes and the closing price of the linked share increases from an initial price of $11.86 to a final price of $14.23.

Because the knock-out barrier was never breached and the final price of $14.23 is greater than the initial price of $11.86, the investor receives a payment at maturity of $1,200 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x (20%)] = $1,200

PS–10

The total return on the investment of the Notes is 20%.

Example 2: The closing price of the linked share never breached the knock-out barrier during the term of the Notes and the closing price of the linked share decreases from an initial price of $11.86 to a final price of $11.27.

Because the knock-out barrier was never breached and the final price of $11.27 is less than the initial price of $11.86, the Reference Asset Return of -5% is greater than -20% and the investor will receive a payment at maturity of $1,000 per $1,000 principal amount Note.

Example 3: The closing price of the linked share never breached the knock-out barrier during the term of the Notes and the closing price of the linked share decreases from the initial price of $11.86 to a final price of $8.30.

Because the knock-out barrier was never breached and the final price of $8.30 is less than the initial price of $11.86 by more than the buffer percentage of 20%, the investor will receive a payment at maturity of $900.00 per $1,000 principal amount Note (or, at our election, you may receive a Physical Delivery Amount instead of cash), calculated as follows:

$1,000 + [$1,000 x (-30% + 20%)] = $900.00

Physical Delivery Amount = $900/$8.30 = 108 shares of the reference asset and $3.60 in cash for fractional shares

The total return on the investment of the Notes is -10%.

Example 4: The closing price of the linked share was above the knock-out barrier on one or more days during the term of the Notes and the price of the linked share increases from an initial price of $11.86 to a final price of $13.05.

Because the knock-out barrier was breached during the term of the note, the investor receives a total payment per $1,000 principal amount equal to (a) the principal amount plus (b) the knock-out rebate calculated as follows:

$1,000 + ($1,000 x 10%) = $1,100

Therefore, the payment at maturity is $1,100 per $1,000 principal amount Note, representing a 10% return on investment over the term of the Notes.

Chesapeake Energy Corporation

Assumptions

•	Investor purchases $1,000 principal amount of Notes on the Issue Date at the Price to the Public indicated on the cover of this pricing supplement and holds the Notes to maturity.

•	No market disruption events, reorganization events or events of default occur during the term of the Notes.

Initial Price: $19.61

Buffered Percentage: 20%

Knock-out Barrier: $27.45 (Initial Price x 140%)

Knock-out Rebate: 14.00%

PS–11

Table of Returns of the Notes at Maturity

Final Price of the Linked Share	Reference Asset Return	Total Payment at Maturity		Total Return on Notes
		Closing Price Ever Above Knock Out Barrier	Closing Price Always At or Below Knock-Out Barrier	Closing Price Ever Above Knock-Out Barrier	Closing Price Always At or Below Knock-Out Barrier
39.22	100.00%	$1,140.00	N/A	14.00%	N/A
37.26	90.00%	$1,140.00	N/A	14.00%	N/A
35.30	80.00%	$1,140.00	N/A	14.00%	N/A
33.34	70.00%	$1,140.00	N/A	14.00%	N/A
31.38	60.00%	$1,140.00	N/A	14.00%	N/A
29.42	50.00%	$1,140.00	N/A	14.00%	N/A
27.45	40.00%	$1,140.00	$1,400.00	14.00%	40.00%
26.47	35.00%	$1,140.00	$1,350.00	14.00%	35.00%
23.53	20.00%	$1,140.00	$1,200.00	14.00%	20.00%
21.57	10.00%	$1,140.00	$1,100.00	14.00%	10.00%
20.59	5.00%	$1,140.00	$1,050.00	14.00%	5.00%
19.61	0.00%	$1,140.00	$1,000.00	14.00%	0.00%
18.63	-5.00%	$1,140.00	$1,000.00	14.00%	0.00%
17.65	-10.00%	$1,140.00	$1,000.00	14.00%	0.00%
16.67	-15.00%	$1,140.00	$1,000.00	14.00%	0.00%
15.69	-20.00%	$1,140.00	$1,000.00	14.00%	0.00%
13.73	-30.00%	$1,140.00	$900.00	14.00%	-10.00%
11.77	-40.00%	$1,140.00	$800.00	14.00%	-20.00%
9.81	-50.00%	$1,140.00	$700.00	14.00%	-30.00%
7.84	-60.00%	$1,140.00	$600.00	14.00%	-40.00%
5.88	-70.00%	$1,140.00	$500.00	14.00%	-50.00%
3.92	-80.00%	$1,140.00	$400.00	14.00%	-60.00%
1.96	-90.00%	$1,140.00	$300.00	14.00%	-70.00%
0.00	-100.00%	$1,140.00	$200.00	14.00%	-80.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The closing price of the linked share never breached the knock-out barrier during the term of the Notes and the closing price of the linked share increases from an initial price of $19.61 to a final price of $23.53.

Because the knock-out barrier was never breached and the final price of $23.53 is greater than the initial price of $19.61, the investor receives a payment at maturity of $1,200 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x (20%)] = $1,200

The total return on the investment of the Notes is 20%.

Example 2: The closing price of the linked share never breached the knock-out barrier during the term of the Notes and the closing price of the linked share decreases from an initial price of $19.61 to a final price of $18.63.

Because the knock-out barrier was never breached and the final price of $18.63 is less than the initial price of $19.61, the Reference Asset Return of -5% is greater than -20% and the investor will receive a payment at maturity of $1,000 per $1,000 principal amount Note.

Example 3: The closing price of the linked share never breached the knock-out barrier during the term of the Notes and the closing price of the linked share decreases from the initial price of $19.61 to a final price of $13.73.

Because the knock-out barrier was never breached and the final price of $13.73 is less than the initial price of $19.61 by more than the buffer percentage of 20%, the investor will receive a payment at maturity of $900.00 per $1,000 principal amount Note (or, at our election, you may receive a Physical Delivery Amount instead of cash), calculated as follows:

$1,000 + [$1,000 x (-30% + 20%)] = $900.00

PS–12

Physical Delivery Amount = $900/$13.73= 65 shares of the reference asset and $7.55 in cash for fractional shares

The total return on the investment of the Notes is -10%.

Example 4: The closing price of the linked share was above the knock-out barrier on one or more days during the term of the Notes and the price of the linked share increases from an initial price of $19.61 to a final price of $25.28.

Because the knock-out barrier was breached during the term of the note, the investor receives a total payment per $1,000 principal amount equal to (a) the principal amount plus (b) the knock-out rebate calculated as follows:

$1,000 + ($1,000 x 14.00%) = $1,140

Therefore, the payment at maturity is $1,140 per $1,000 principal amount Note, representing a 14.00% return on investment over the term of the Notes.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

Delivery of the Notes of a particular series may be made against payment for the Notes more than three business days following the pricing date for those Notes (that is, a particular series of Notes may have a settlement cycle that is longer than “T+3”). For considerations relating to an offering of Notes with a settlement cycle longer than T+3, see “Plan of Distribution” in the prospectus supplement.

PS–13